UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2025

Goldman Sachs Middle Market Lending Corp. II

(Exact name of registrant as specified in charter)

Delaware	814-01461	87-3643363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York	10282
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 655-4419

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On October 8, 2025, Goldman Sachs Middle Market Lending Corp. II (the “Company” or “MMLC II”) convened its special meeting of stockholders (the “Special Meeting”). At the Special Meeting, stockholders considered one proposal as described in the Company’s proxy statement filed on August 28, 2025. The issued and outstanding shares of stock of the Company entitled to vote at the Annual Meeting as of August 14, 2025 (the “Record Date”) consisted of 23,959,371 shares of the Company’s common stock, $0.001 par value per share (“MMLC II Common Stock”). The final results of the voting on the proposal submitted to stockholders at the Annual Meeting are set forth below.

The stockholders approved and adopted the Agreement and Plan of Merger, dated as of July 11, 2025, by and among Goldman Sachs Private Credit Corp., a Delaware corporation, the Company, a Delaware corporation, and Goldman Sachs Asset Management, L.P., a Delaware limited partnership. Approval of this proposal required the affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock entitled to vote.

Votes For	Votes Against	Abstentions
14,315,977	582,821	560,241

Item 8.01	Other Events.

Net Asset Value (as of September 30, 2025)

As of September 30, 2025, the Company’s net asset value (“NAV”) was approximately $454.7 million. The NAV per share as of September 30, 2025, as determined in accordance with the Company’s valuation policy, is set forth below.

NAV per share as of September 30, 2025
Common Stock	$18.98

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II (Registrant)

Date: October 10, 2025	By:	/s/ Vivek Bantwal
	Name:	Vivek Bantwal
	Title:	Co-Chief Executive Officer

	By:	/s/ David Miller
	Name:	David Miller
	Title:	Co-Chief Executive Officer